EXHIBIT 10.1

Amendment
to
Loan and Security Agreement

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered as of February 29, 2008 by and between Silicon Valley Bank (“Bank”) and ATS Medical, Inc., a Minnesota corporation (the “Borrower”) whose address is 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.

Recitals

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) change the principal repayment schedule for the Term Loan and (ii) make certain other revisions to the Loan Agreement, as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Repayment of Term Loan. Section 2.1.7(c) of the Loan Agreement reads as follows:

(c) Repayment. Borrower shall make monthly payments of interest only on the Term Loan beginning on July 1, 2007 and continuing on the first day of each successive month until December 31, 2007. Beginning on January 1, 2008 and continuing on the first day of each successive month thereafter, Borrower shall make forty-two (42) monthly payments, each consisting of (i) $204,761.90 principal plus (ii) interest. On the due-date for such 42nd monthly payment (the “Term Loan Maturity Date”) any remaining unpaid principal and accrued interest is due and payable in full. The Term Loan may only be prepaid in accordance with Sections 2.1.7(e) and 2.1.7(f).

Said Section 2.1.7(c) is amended to read as follows:

(c) Repayment. Borrower shall make monthly payments of interest only on the Term Loan beginning on July 1, 2007 and continuing on the first day of each successive month until March 31, 2008. Beginning on April 1, 2008 and continuing on the first day of each successive month thereafter, Borrower shall make thirty-nine (39) monthly payments, each consisting of (i) $220,512.82 principal plus (ii) interest. On the due-date for such 39th monthly payment (the “Term Loan Maturity Date”) any remaining unpaid principal and accrued interest is due and payable in full. The Term Loan may only be prepaid in accordance with Sections 2.1.7(e) and 2.1.7(f).

2.2 Collateral Audits. Section 6.2(d) of the Loan Agreement reads as follows:

(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits may be conducted (i) within 90 days of the Closing Date, (ii) once every twelve months thereafter, and (iii) at such more frequent times as the Bank may from time to time determine.

Said Section 6.2(d) is amended to read as follows:

(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits may be conducted (i) within 90 days of the Closing Date, (ii) once every twelve months thereafter, and (iii) at such more frequent times as the Bank may from time to time determine, provided that Bank shall not require such an audit if both (y) an Event of Default does not then exist and (z) the ratio described below is equal to or greater than 1.5 to 1.0. The ratio referred to above shall be, as of the date of determination, (1) the greater of the daily average balance of unrestricted cash (and equivalents) of Borrower on deposit with Bank for the month prior to such date of determination or the amount of Borrower’s unrestricted cash (and equivalents) on deposit with Bank as of the last day of the month prior to such date of determination, (2) divided by the aggregate outstanding Term Loan as of the last day of the month prior to such date of determination.

2.3 Secured Guaranty From Domestic Subsidiaries. Section 3.10 of the June 2007 Amendment reads as follows:

3.10 Secured Guaranty from Domestic Subsidiaries. Within 30 days of the date hereof, Borrower shall cause each of 3F Therapeutics, Inc., a California corporation (“3F”), and ATS Acquisition Corp. (“ATSAC”), a Minnesota corporation, to (a) execute and deliver to Bank a guaranty of all of the Obligations of Borrower to Bank and a security agreement providing Bank with a security interest in the assets of such company which are of the same type as the assets of Borrower in which Bank has been provided a security interest, in such form as Bank shall reasonably request, and (b) provide Bank with a first-priority perfected security interest in such assets. Borrower represents and warrants that such assets are free and clear of Liens (other than Permitted Liens; provided that for purposes of the use of the term “Permitted Liens” in the context of 3F and ATSAC, when “Borrower” is used in such definition it shall be deemed to refer to 3F or ATSAC, as applicable).

Pursuant to the June 2007 Amendment, Borrower agreed to provide Bank with a guaranty and security of 3F and ATSAC in such form as Bank would reasonably request within 30 days of the date of the June 2007 Amendment. Bank hereby waives said time period set forth in the June 2007 Amendment for receipt of such guaranty and security agreement, and Borrower agrees that Borrower shall complete, execute and deliver to Bank such guaranty and security agreement within 30 days of the date hereof.

2.4 Perfection Certificate. Pursuant to the June 2007 Amendment, Borrower agreed to provide Bank with a Perfection Certificate within 30 days of the date of the June 2007 Amendment. Bank hereby waives said time period set forth in the June 2007 Amendment for receipt of a Perfection Certificate, and Borrower agrees that Borrower shall complete, execute and deliver to Bank a Perfection Certificate on Bank’s standard form on or before March 31, 2008.

3. Limitation of Amendments.

3.1 The amendments and waivers set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and, except as set forth in Section 2, above, shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The Second Restated Articles of Incorporation of ATS Medical, Inc. filed with the Minnesota Secretary of State on November 8, 2006, a copy of which was provided to Bank via email on June 13, 2007, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Fees and Expenses. In consideration for Bank entering into this Amendment, Borrower shall concurrently pay Bank a fee in the amount of $5,000, which fee is deemed fully earned on the date hereof, and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents. Without limitation on the terms of the Loan Documents, Borrower agrees to reimburse Bank for all its costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Amendment. Bank is authorized to charge said fees, costs and expenses to Borrower’s loan account or any of Borrower’s deposit accounts maintained with Bank.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank By: /s/ Nick Honigman Name: Nick Honigman	ATS Medical, Inc. By: /s/ Michael Kramer Name: Michael Kramer

Title: Relationship Manager	Title: CFO